EXHIBIT 99  ADDITIONAL EXHIBIT

                             FIRST AMENDMENT TO
                     OLD POINT FINANCIAL CORPORATION
                     1996 EMPLOYEE STOCK PURCHASE PLAN


    Pursuant to the authority granted to the officers of Old Point Financial Corporation 1996 Employee Stock Purchase Plan (the
"Plan") is hereby amended, effective July 1, 1996 as follows:

1.  Subparagraph 2.1(a) of the plan is amended to read:

    2.1(a)   Each Eligible Employee who has completed a 6 month
Period of Service as the Offering Commencement Date shall be eligible to participate in the offering.

    The undersigned officer of the Old Point Financial Corporation has signed this amendment, thereby evidencing the approval and adoption of this amendment on the 27th day of June, 1997.


                                   Old Point Financial Corporation

                                       By: /s/Robert Shuford
                                           Its President